SERVICE AGREEMENT

This Service Agreement (the “Agreement”), dated as of the 1st day of January, 1999, is made by and among Nationwide Financial Services, Inc. (“NFS”) and Bankers Trust Company  (the “Adviser”);

WHEREAS, Adviser is the investment adviser for each series of the Funds set forth on Exhibit A, (each a “Fund”) which may be amended from time to time; and

WHEREAS, NFS provides administrative services to the owners of certain variable life insurance policies and variable annuity contracts (the “Contracts”) issued by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively “Nationwide”) through certain Nationwide separate accounts (the “Variable Accounts”) set forth on Exhibit A; and

WHEREAS, the Funds will be included as underlying mutual fund options for the Contracts issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously entered into by the Adviser, on behalf of the Funds, and Nationwide; and

WHEREAS, the Adviser recognizes substantial savings of administrative expenses as a result of NFS performing certain administrative services (the “Services”) on behalf of the Funds; and

NOW, THEREFORE, the Funds will be available for purchase and sale by Variable Accounts, subject to the following conditions:

1.
NFS agrees to provide Services for the Contract owners/participants of the Variable Accounts who choose the Funds as underlying investment options in the Contracts.  Such Services will include those described on Exhibit B.

2.
NFS shall not bear any of the expenses for the cost of registration of the Funds’ shares, preparation of the Funds’ prospectuses, proxy materials, and reports, and the preparation of other related statements and notices required by law, except as otherwise agreed upon by the parties to this Agreement.

3.
In consideration for the Services to be provided by NFS to the Contract owner pursuant to this Agreement, the Adviser will calculate and pay, or cause one of its affiliates to pay, and NFS will be entitled to receive from the Adviser a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit C of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

4.
The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned.  The Service Fees will be paid on a quarterly basis.  The Service Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by the Adviser for the relevant period and such other supporting data as may be reasonably requested by NFS.

5.	The Service Fee shall be paid either by the Adviser or one of its affiliates from general operating funds.

6.
The Service Fee shall be calculated as an annualized percentage (as described above) of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period.  The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing it by the number of days in the period.

7.
The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts.  This provision will survive termination of this Agreement and the termination of the Adviser’s Fund Participation Agreement(s) with Nationwide.

8.
NFS and the Adviser agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds or the Contracts.

9.
This Agreement may be terminated by either party by at least 90 days’ written notice to the other.  In addition, NFS or the Adviser may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if the Adviser or NFS engages in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940.  This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an investment option in the Variable Account and in such event no notice is required under this Agreement.

10.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to NFS:

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215
Attention: Senior Vice President-Sales-Financial Services

If to Adviser:

Bankers Trust Company – BT Structured Investment Management
130 Liberty Street
New York, New York 10006
Attention:

With a copy to:

c/o BT Alex. Brown
One South Street, Mail Stop 1-18-6
Baltimore, MD 21202
Attention:

11.
This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Ohio.  This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

12.
Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

By:

Name

Title

BANKERS TRUST COMPANY

By

Name

Title

AMENDMENT NO. 1 TO EXHIBIT A
TO SERVICE AGREEMENT

This Amendment corresponds to the Service Agreement dated January 1, 1999 and is effective October 16, 2000.

Variable Accounts of Nationwide	Corresponding Nationwide Contracts	Corresponding Funds
Nationwide VL Separate Account-D	Strategic Corporate Flexible Premium Variable Universal Life Insurance Policies	• Deutsche Equity 500 Index Fund • Deutsche Small Cap Index Fund – Premier Class • Deutsche EAFE Equity Index Fund – Premier Class
Nationwide Governmental Plans Variable Account (“GPVA”)	Governmental Plans Variable Group Annuity Contracts and Governmental Plans Group Variable Fund Retirement Contracts	• BT Mutual Funds Small Cap Index: Institutional Class Shares • BT Mutual Funds EAFE Equity: Institutional Class Shares

DEUTSCHE ASSET MANAGEMENT

By:
Name:
Title

BANKERS TRUST COMPANY

By:
Name:
Title:

EXHIBIT B
TO SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Contracts, including but not limited to, the following:

1.
Maintaining separate records for each Contract owner/participant, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such Contract owner/participants.  Nationwide will maintain a single master account with each Fund on behalf of Contract owner/participants and such account shall be in the name of Nationwide (or its nominee) as record owner of shares owned by Contract Owners/participants.

2.	Disbursing or crediting to Contract owners/participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.
Preparing and transmitting to Contract owners/participants, as required by law, periodic statements showing the total number of shares owned by Contract owners/participants as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners/participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by Contract owners/participants.

4.	Supporting and responding to service inquiries from Contract owners/participants.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for Contract owners/participants.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.
Distributing to Contract owners/participants, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the Contract owners/participants.

AMENDMENT NO. 1 TO EXHIBIT C
TO SERVICE AGREEMENT

This Amendment corresponds to the Service Agreement dated January 1, 1999 and is effective October 16, 2000.

Shareholder service fees are computed upon the below referenced basis points per annum of the average net asset value of the shares invested in contracts shown in Exhibit A of this Agreement in each calendar quarter.  The average daily net assets invested through such arrangements over a calendar quarter period shall be computed in the same manner as each Fund uses to compute its net assets as set forth in its then current prospectus.

Certain Funds’ 12b-1 plans provide for reduced fees with respect to assets invested in such Funds prior to the adoption of 12b-1 plans.  If applicable, fees payable to NFS shall be computed at such lower rate with respect to assets attributable to contracts shown on Exhibit A to this Agreement invested in each such Funds prior to the adoption of its 12b-1 plan.

Basis Points Per Annum	Contracts
• Deutsche Equity 500 Index Fund Premier Class - __ • Deutsche Small Cap Index Fund Premier Class - __ • Deutsche EAFE Equity Index Fund - __	Strategic Corporate Flexible Premium Variable Universal Life Insurance Policies
• BT Mutual Funds Small Cap Index: Institutional Class Shares • BT Mutual Funds EAFE Equity: Institutional Class Shares	Governmental Plans Variable Group Annuity Contracts and Governmental Plans Group Variable Fund Retirement Contracts

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name:
Title:

BANKERS TRUST COMPANY

By:
Name:
Title: